Exhibit 10.1

1700 South Patterson Boulevard
Dayton, Ohio 45479

PERSONAL AND CONFIDENTIAL

April 4, 2006

Mr. Peter Dorsman

3 Secretariat Lane

Saratoga, NY 12866

Dear Peter:

I am delighted to extend to you an offer of employment with NCR Corporation as the Vice President & General Manager, Systemedia, with an anticipated Start Date of April 17, 2006 (“Start Date”). As you know, this offer is contingent on the approval of NCR’s Board of Directors. In this position, you will be based in Dayton, report directly to me and be a member of the NCR leadership team. Other details of the offer are as set forth below.

Annual Base Salary – Your annual base salary will be Three Hundred Thousand Dollars ($300,000) per year, commencing as of your effective Start Date. You will be paid on a bi-weekly pay schedule, one week in arrears.

Incentive Award – You will be eligible to participate in NCR Corporation’s Management Incentive Plan for Executive Officers (“MIP”), which provides year-end incentive awards based on the success of NCR Corporation in meeting annual performance objectives. For 2006, which has a payout in March 2007, you will be eligible for a target incentive award of 60% of your base salary, with a maximum potential payout of 2x target, pro-rated for the number of months in which you are employed with NCR Corporation in 2006. In addition, for 2006, you will be eligible for a special “stretch” bonus equal to 25% of your base salary based on the achievement of the performance goals set forth on Schedule A to this letter. You will also be eligible for a 10% incentive opportunity based on the achievement of specific diversity metrics in 2006, as determined by the Compensation & Human Resources Committee of the NCR Board of Directors.

Your annual performance and compensation, including any future equity awards, will be assessed and determined in Q1 of each year by the Compensation & Human Resources Committee, and is subject to approval by the NCR Board of Directors.

Hiring Grant – You will receive an equity grant with a value of $500,000, which will be delivered as follows: 50% in performance-based restricted shares and 50% in NCR Corporation Stock Options:

Performanced-based restricted shares: Effective as of your Start Date, NCR Corporation will grant you performance-based restricted shares with a value of $250,000. The actual number of shared will be determined by taking the value of the award, or $250,000, and dividing it by the average of the high and low prices of NCR stock as of your effective Start Date. The performance-based restricted shares will be subject to standard terms and conditions determined by the NCR Corporation Compensation & Human Resource Committee. The performance-based restricted shares are based on NCR Corporation’s

Peter Dorsman

April 4, 2006

performance over a 3-year term, as determined through the achievement of NCR Corporation’s cumulative net operating profit. Based on actual company performance, participants can earn between 0% and 150% of the targeted number of shares at the end of the 3-year cumulative time period.

Stock Options: Effective as of your Start Date, NCR Corporation will grant you nonqualified options to purchase shares of NCR Corporation common stock (the “Options”), with a value of $250,000. The actual number of options will be determined by taking the value of the award, or $250,000, and dividing it by the Black-scholes value, or 39.9%, of the average of the high and low prices of NCR stock as of your effective Start Date. The options will be subject to standard terms and conditions determined by the NCR Corporation Compensation & Human Resource Committee. The options will vest in 25% increments on each of the first four anniversaries of the Start Date, subject to your continued employment with the Company on each such anniversary date, and will have an expiration of 10-years.

Hiring Bonus: You will receive a Twenty-five Thousand Dollar ($25,000) gross hiring bonus, paid to you within thirty days of your effective Start Date. All applicable taxes will be withheld from this award. Your hiring bonus will not be treated as compensation for purposes of determining employee benefits. In the event of a voluntary separation within 12 months from the effective Start Date of your employment, you will be required to reimburse NCR in full for the amount previously disbursed as your hiring bonus.

Vacation: In recognition of your role and prior experience, you will be eligible for four weeks of paid vacation.

NCR Benefits: On your first day of employment with NCR, you will automatically receive core benefit coverage for yourself. NCR core benefit coverage includes: healthy care coverage, dental care coverage, short-term and long-term disability coverage, life insurance coverage, and accidental death and dismemberment insurance coverage. You will have the opportunity to design your own personalized benefit elections through the company’s flexible benefits program. Upon receipt of your signed offer letter and employment documentation, NCR will establish your payroll record which notifies the NCR Benefits Service Center to send a Benefits New Hire Package to your home address. You will have thirty (30) days from the date your benefits package is mailed to make your benefit elections. You also have this same thirty (30) day period to enroll eligible dependents, whose coverage will be made retroactive to your Start Date. Open enrollment is conducted in the Fall of each calendar year. At that time, you will have an opportunity to make benefits elections for the following year.

Additionally, you will be eligible to participate in the NCR Savings Plan (401(k)) and the NCR Employee Stock Purchase Plan. Information about each program will be provided in the Benefits New Hire Package.

Please note that based on your prior 18 years of service with AT&T/NCR Corporation, upon re-entering the NCR Savings Plan, you will be fully vested for all company contributions going forward. In addition, your prior employment with the company will count towards vacation, short-term disability (STD), and reduction-in-force (RIF) benefit calculations and service awards.

Peter Dorsman

April 4, 2006

Executive Medical Exam Program – You will be eligible to participate in the Executive Medical Exam Program, which provides up to $5,000 on an annual basis for progressive diagnostic analysis by NCR Corporation’s provider of choice. Additional information and specifics will be provided following your Start Date. This program is subject to amendment or termination by NCR.

Executive Financial Planning Program – You will be eligible to receive an annual payment of $12,000, less all applicable taxes, toward your individual financial planning needs. NCR Corporation does not require you to utilize a specific financial institution or individual financial planner and is not liable for any events or circumstances related to the satisfaction or financial consequence of this plan. Prior to disbursement of the pre-tax amount of $12,000, you will be required to sign a release statement provided by NCR Corporation confirming this release of responsibility and accountability. This program is subject to amendment or termination by NCR.

Change in Control – Subject to approval by the Compensation and Human Resource Committee of the NCR Board of Directors, you are eligible to participate in the NCR Corporation CIC Plan effective as of your Start Date. The plan is subject to amendment or termination by NCR.

This offer of employment is contingent on your agreement to the Conditions of Employment outlined in Attachment B, including the requirement of a negative drug screen. By signing this letter, you agree to such Conditions.

This Agreement reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This Agreement is not an employment contract, and should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term. The employment relationship at NCR is by mutual consent (employment-at-will), and the Company or you may discontinue your employment with or without cause at any time and for any reason or no reason.

Peter, I am excited about the contributions, experience and knowledge you can bring to NCR. We are positioned to be extremely successful and I look forward to you joining my senior management team and contributing to that success.

Sincerely

/s/ William Nuti
William R. Nuti,
President & Chief Executive Officer

Agreed and accepted this 8th day of April, 2006.

/s/Peter Dorsman
Peter Dorsman

Peter Dorsman

April 4, 2006

Schedule A

Stretch Bonus Performance Goal

$21M in Systemedia two-sided Thermal printing license revenue for 2006 vs. the 2006 target level of $15M.

Peter Dorsman

April 4, 2006

ATTACHMENT B

CONDITIONS OF EMPLOYMENT

NCR requires employment candidates to successfully complete various employment documentation and processes. This offer of employment is conditioned upon your satisfying and agreeing to the criteria which follow: drug screening test, education and employment verification, U.S. employment eligibility, NCR mutual agreement to arbitrate all employment related claims, NCR consent to collection of personal data, and non-competition and protection of trade secrets. You assume any and all risks associated with terminating any prior or current employment, or making any financial or personal commitments based upon NCR’s conditional offer.

1.	Drug Screening Test:

This offer of employment is conditioned upon your taking a urine drug screen test and our receipt of negative results from that test. By accepting this offer and these conditions, you are giving NCR permission to release the results to NCR designated officials.

2.	Education and Employment Verification:

This offer of employment is conditioned upon the completion of full reference checks, verification of your education and employment history, and our satisfaction with the results. Depending on job responsibilities, some positions may require that other aspects of your background be verified, such as criminal convictions and driving record.

3.	Employment Eligibility:

NCR can only hire employees if they are legally entitled to work and remain in the country of the job location. In the United States, NCR abides by the Immigration and Control Act of 1986.

4.	NCR Mutual Agreement to Arbitrate all Employment Related Claims:

As a condition of employment for any NCR position, you must read, understand and agree to the NCR Mutual Agreement to Arbitrate All Employment Related Claims. This document will be provided to you by provided to you by your Human Resource Consultant.

5.	NCR Consent to Collection of Personal Data:

As a condition of employment you must read, understand and agree to the NCR Consent to Collection of Personal Data. The NCR Consent to Collection of Personal Data apprises you of NCR personal data collection practices. This document will be provided to you by your Human Resource Consultant.

6.	Non-competition and Protection of Trade Secrets:

By accepting and signing NCR’s offer of employment, you certify to NCR that you are not subject to a non-competition agreement with any company which would preclude or restrict you from performing the NCR position being offered in this letter. We also advise you of NCR’s strong policy of respecting the intellectual property rights of other companies. You should not bring with you to your NCR position any documents or materials designated as confidential, proprietary or trade secret by another company, nor in any other way disclose trade secret information which employed by NCR.